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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-4 (i) of our report dated March 6, 1998, except for information in Note 12, for which the date is June 16, 1998, on our audits of the financial statements of Michael Petroleum Corporation, (ii) of our report dated March 9, 1998 on our audits of the statement of revenues and direct operating expenses of the Enron Properties,
(iii) of our report dated March 9, 1998 on our audits of the statement of revenues and direct operating expenses of the Conoco Properties, and (iv) of our report dated March 27, 1998 on our audits of the statement of revenues and direct operating expenses of the Lobo Properties. We also consent to the reference to our firm under the caption "Experts."


                                             COOPERS & LYBRAND L.L.P.


Houston, Texas
June 26, 1998